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Katya Pruett
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Lear Appoints Bradley M. Halverson to Board of Directors
Southfield, Mich. (June 18, 2020) -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that Bradley M. Halverson has been appointed to the Company’s Board of Directors.
Mr. Halverson is an experienced director who currently serves on the boards of Sysco Corporation where he is the Lead Independent Director and Audit Committee Chairman, and Custom Truck One Source, a privately held Blackstone portfolio company. He also previously served as a director for the U.S. Chamber of Commerce.
From 2013 to 2018, Mr. Halverson was Group President and Chief Financial Officer of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and gas engines, turbines, and locomotives. He joined Caterpillar in 1988, serving in various roles of increasing responsibility including leading the Caterpillar financial business unit and the human resources, global supply chain and information services functions.
“We are pleased to welcome Brad to Lear’s Board of Directors," said Greg C. Smith, Lear’s Non-Executive Chairman. “His deep knowledge of global manufacturing, including geopolitical considerations, auditing and finance, and strategic planning, will be instrumental to our plans for profitable growth.”

“Lear has a unique position in the auto industry as a supplier to the world’s major automakers and product capabilities aligned with the megatrends of autonomy, connectivity, electrification and shared mobility,” Mr. Halverson said. “I look forward to sharing my experiences, particularly around investing in technology, harnessing resources to align with growth and providing exceptional service to customers to continue to advance Lear’s strategy.”

Mr. Halverson attended the University of Illinois, where he received a Bachelor of Science in Accounting and an Executive Master of Business Administration. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

About Lear Corporation
Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 166 on the Fortune 500.
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